EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT, dated the 17th day of March 2013 (the “Employment Agreement”) , is by and between ADB International Group, Inc., a Delaware corporation, having its principal place of business at 1440 West Bitters Road, #1931, San Antonio, Texas 78248 (the “Company”), and Sharar Ginsburg having a principal place of business at 13 Hazait Street Kfar Bilu, Israel 76966 (the “Executive”). The Company and the Executive are sometimes referred to individually, as a "Party" and collectively, as the "Parties."

WHEREAS, the Company desires to engage the services of Executive as chief executive officer, chief operating officer and a director and the Executive desires to be engaged as the Company's chief executive officer, chief operating officer and a director pursuant to this Employment Agreement.

NOW, THEREFORE, in consideration of the premises and covenants herein contained, the parties hereto agree as follows:

1. Term of Agreement. Subject to the terms and conditions hereof, the term of employment of the Executive under this Employment Agreement shall be for a three (3) year period commencing on the date first set forth subject to the provisions of this Employment Agreement. Such term of employment is herein called the "Employment Term.”)

2. Employment and Duties. As of the date first set forth above, the Executive shall be employed as chief executive officer and chief operating officer and perform the duties and responsibilities in such capacities, during the Employment Term. Executive shall serve subject to the direction and supervision of the board of directors of the Company, with the understanding that Executive shall also serve as a director. Executive shall perform duties which are consistent with his title and position as chief executive officer and chief operating officer of the Company and such other duties as may be assigned to him from time to time by the board of directors. During the Employment Term, Executive shall devote his full time, skill, energy and attention to the business of the Company and shall perform his duties in a diligent, trustworthy, loyal and businesslike manner.

3. Compensation and Benefits During the Employment Term:

The Executive’s base compensation shall be at the rate of $750 per month, for the term of this Employment Agreement, payable in regular semi-monthly installments.

In addition to the Executive’s base compensation, Executive will be entitled to a bonus as determined by the Company’s board of directors from time to time, if and when declared by the board of directors.

The Executive shall be entitled to reimbursement of all reasonable, ordinary and necessary business related expenses incurred by him in the course of his duties and upon compliance with the Company’s procedures.

The Executive shall also be granted common stock purchase warrants, exercisable on a cashless basis, for 7,000,000 shares of common stock (the "Options"), pursuant to an employee stock option plan to be adopted by the Company's board of directors (the "ESOP"). The Parties understand that the Options shall be subject to certain vesting provisions and such other terms and conditions as shall be contained in the ESOP.

4. Termination. The Company may terminate this Employment Agreement: (i) for death or disability under Section 5(a) or 5(b); (ii) with “cause” as set forth under Section 5(c); or by the Executive for good reason as defined under Section 5(d). All other terminations which may occur shall constitute a breach of this Employment Agreement.

(a) The Company shall have the right to terminate the employment of the Executive under this Employment Agreement for disability in the event Executive suffers an injury, illness or incapacity of such character as to substantially disable him from performing his duties without reasonable accommodation by the Company hereunder for a period of more than one hundred and twenty (120) consecutive days upon the Company giving at least thirty (30) days written notice of termination; provided, however, that if the Executive is eligible to receive disability payments pursuant to a disability policy paid for by the Company, the Executive shall assign such benefits to the Company for all periods as to which he is receiving full payment under this Employment Agreement.

(b) This Employment Agreement shall terminate upon the death of Executive.

(c) The Company may terminate this Employment Agreement at any time because of (i) Executive's material breach of any term of this Employment Agreement; (ii) the willful engaging by the Executive in misconduct which is materially injurious to the Company, monetarily or otherwise; provided, in each case, however, that the Company shall not terminate this Employment Agreement pursuant to this Section 5(c) unless the Company shall first have delivered to the Executive a written notice which specifically identifies such breach or misconduct and the Executive shall not have cured the same within thirty (30) days after receipt of such notice; (iii) Executive’s gross negligence in the performance of his duties or (iv) the failure of Executive to perform his essential duties or comply with reasonable directions of the board of directors.

(d) The Executive may terminate his employment for "Good Reason” if:

(i) he is assigned, without his express written consent, any duties inconsistent with his positions, duties, responsibilities, authority and status with the Company as of the date hereof, or a change in his reporting responsibilities or titles as in effect as of the date hereof;

(ii) his compensation is reduced, other than by reason of the limited cash flow of the Company and such reduction is also applied to other executive officers of the Company;

(iii) the Company shall file a petition for bankruptcy or re-organization under the federal bankruptcy statues or an involuntary petition is filed against the Company and not removed or withdrawn within thirty (30) days or the Company does not pay any material amount of compensation due hereunder and then fails either to pay such amount within the ten (10) day notice period required for termination hereunder or to contest in good faith said notice. Further, if such contest is not resolved within thirty (30) days the Company shall submit such dispute to arbitration, under Section 5.

5. Arbitration. If a dispute should arise regarding this Employment Agreement, all claims, disputes, controversies, differences or other matters in question arising out of this relationship shall be settled finally, completely and conclusively by arbitration pursuant to the rules of The Israeli Institute of Commercial Arbitration ("ILCA"). A decision of the arbitrators shall be final and shall be binding upon the Parties. Any arbitration held in accordance with this paragraph shall be private and confidential and no person shall be entitled to attend the hearings except the arbitrator, Executive, Executive’s attorneys, and an designated representatives of the Company and their respective attorneys. The matters submitted for arbitration, the hearings and proceedings and the arbitration award shall be kept and maintained in strictest confidence by Executive and the Company and shall not be discussed, disclosed or communicated to any persons. On request of any party, the record of the proceeding shall be sealed and may not be disclosed except insofar, and only insofar, as may be necessary to enforce the award of the arbitrator and any judgement enforcing an award. The prevailing party shall be entitled to recover reasonable and necessary attorneys’ fees and costs from the non-prevailing party.

6. Opportunities. During his employment with the Company, and for one year thereafter, Executive shall not take any action which might divert from the Company any opportunity learned about by him during his employment with the Company (including without limitation during the Employment Term) which would be within the scope of any of the businesses then engaged in or planned to be engaged in by the Company.

7. Survival. In the event that this Employment Agreement shall be terminated, then notwithstanding such termination, the obligations of Executive pursuant to Sections 7 of this Employment Agreement shall survive such termination.

8. Contents of Employment Agreement, Parties in Interest, Assignment. This Employment Agreement sets forth the entire understanding of the parties hereto with respect to the subject matter hereof. All of the terms and provisions of this Employment Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, representatives, successors and assigns of the parties hereto, except that the duties and responsibilities of Executive hereunder which are of a personal nature shall neither be assigned nor transferred in whole or in part by Executive. This Employment Agreement shall not be amended except by a written instrument duly executed by the parties.

9. Severability. If any term or provision of this Employment Agreement shall be held to be invalid or unenforceable for any reason, such term or provision shall be ineffective to the extent of such invalidity or unenforceability without invalidating the remaining terms and provisions hereof, and this Employment Agreement shall be construed as if such invalid or unenforceable term or provision had not been contained herein.

10. Notices. Any notice, request, instruction or other document to be given hereunder by any party to the other Party shall be in writing and shall be deemed to have been duly given when delivered personally or five (5) days after dispatch by registered or certified mail, postage prepaid, return receipt requested, to the Party to whom the same is so given or made, sent to the address of the Parties as first set forth above, unless some other address shall be given by a Party in writing or email to the other Party.

11. Counterparts and Headings. This Employment Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all which together shall constitute one and the same instrument. All headings are inserted for convenience of reference only and shall not affect the meaning or interpretation of this Employment Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Employment Agreement to be duly executed and delivered as of the day and year first above written.

ADB International Group, Inc.

By: /s/ Yosep Zekri

Yoseph Zekri, Secretary and Chairman

Shahar Ginsberg

By: /s/ Shahar Ginsberg

Sharar Ginsburg